Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-190038 November 28, 2014

Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-190038

November 28, 2014

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An investment in the Barclays ETN+ Select MLP ETNs (the “ETNs”) involves signifi cant risks, including possible loss of principal and may not be suitable for all investors. For a description of the main risks, see “Risk Factors” in the applicable prospectus supplement and pricing supplement. The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. The ETNs are speculative and may exhibit high volatility. The ETNs are subject to certain investor fees, which will have a negative effect on the value of the ETNs. Owning the ETNs is not the same as owning interests in the index constituents or a security directly linked to the performance of the Index. Barclays Bank PLC has fi led a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has ? led with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. The Atlantic Trust Select MLP Index is a trademark of Barclays Bank PLC. © 2014 Barclays Bank PLC. All rights reserved. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. NOT FDIC INSURED. NO BANK GUARANTEE. MAY LOSE VALUE.